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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

IRON MOUNTAIN INCORPORATED
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)	23-2588479 (I.R.S. Employer Identification No.)

745 Atlantic Avenue, Boston, Massachusetts 02111
(Address of Principal Executive Offices including zip code)

Iron Mountain Incorporated 2003 Employee Stock Purchase Plan
(Full Title of the Plan)

C. Richard Reese
Chairman of The Board of Directors
and Chief Executive Officer
Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts 02111
(617) 535-4766
(Name, Address and Telephone Number of Agent For Service)

COPY TO:

William J. Curry, Esq.
Sullivan & Worcester LLP
One Post Office Square
Boston, Massachusetts 02109
(617) 338-2800

        If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 under the Securities Act of 1933, as amended, shall apply to this registration statement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.01 par value per share	750,000	$39.50	$29,625,000	$2,397

(1)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the New York Stock Exchange on June 4, 2003.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.

        The documents containing the information required by these items will be given to employees participating in the Iron Mountain Incorporated 2003 Employee Stock Purchase Plan (the "Plan") and are not required to be filed with the Securities and Exchange Commission as part of the registration statement or as an exhibit thereto.

        Employees participating in the Plan may obtain a copy of the Plan or the documents incorporated by reference in Item 3 of Part II below, at no cost, by writing or telephoning us at: 745 Atlantic Avenue, Boston, Massachusetts 02111, (617) 535-4799, Attention: Investor Relations. These documents are also incorporated by reference in the Section 10(a) prospectus.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The following additional documents, which have been filed by the Company with the Securities and Exchange Commission (the "Commission"), are incorporated by reference in and made a part of this registration statement, as of their respective dates:

  (a)
  The Company's Annual Report on Form 10-K, as amended by Amendment Number 1 on Form 10-K/A, for the fiscal year ended December 31, 2002;

  (b)
  The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003;

  (c)
  The Company's definitive proxy statement on Schedule 14A, filed with the Commission on April 10, 2003;

  (d)
  The Company's Current Reports on Form 8-K filed with the Commission on April 9, 2003, April 10, 2003, April 30, 2003 and May 7, 2003; and

  (e)
  The description of the Company's common stock contained in the registration statement on Form 8-A dated May 27, 1997 (File No. 1-13045), including all amendments or reports filed for the purpose of updating such description.

        All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        As permitted by the Pennsylvania Business Corporation Law of 1988, as amended ("PBCL"), the Company's bylaws provide that a director shall not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director breaches or fails to perform the duties of his office under the PBCL, and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. These provisions of the Company's bylaws, however, do not apply to the responsibility or liability of a director pursuant to any criminal statute, or to the liability of a director for the payment of taxes pursuant to local, state or federal law. These provisions offer persons who serve on the board of directors protection against awards of monetary damages for negligence in the performance of their duties.

        The Company's bylaws also provide that directors or officers made a party to, or threatened to be made a party to, or otherwise involved in, any proceeding, because he or she is or was a representative of us or is or was serving as a representative of another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, on the Company's behalf, shall be indemnified and held harmless by us to the fullest extent permitted by Pennsylvania law against all expenses, liabilities and losses reasonably incurred by or imposed upon him or her, in connection with any threatened, pending or completed action, suit or proceeding. Indemnification is not available, however, if a court determines that the act or failure to act giving rise to the claim constitutes willful misconduct or recklessness.

        Pursuant to the Company's bylaws, amending the provisions to reduce the limitation of director's liability or limit the right to indemnification requires unanimous vote of the directors or a majority vote of the shareholders.

Item 7. Exemption from Registration Claimed.

        Not Applicable.

Item 8. Exhibits.

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
5.1	Opinion of Sullivan & Worcester LLP.*
5.2	Opinion of Ballard Spahr Andrews & Ingersoll, LLP.*
23.1	Consent of Sullivan & Worcester LLP (contained in the opinion of Sullivan & Worcester LLP filed herewith as Exhibit 5.1).
23.2	Consent of Ballard Spahr Andrews & Ingersoll, LLP (contained in the opinion of Ballard Spahr Andrews & Ingersoll, LLP filed herewith as Exhibit 5.2).
23.3	Independent Auditors' Consent Deloitte & Touche LLP (Iron Mountain Incorporated).*
23.4	Independent Auditors' Consent RSM Robson Rhodes LLP (Iron Mountain Europe Limited).*
24	Powers of Attorney (included in the signature page to this registration statement).

*
filed herewith

Item 9. Undertakings.

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

  provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934, that are incorporated by reference in this registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 6th day of June, 2003.

IRON MOUNTAIN INCORPORATED
By:	/s/ C. RICHARD REESE Name: C. Richard Reese Title: Chief Executive Officer and President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated. The undersigned officers and directors of the Company hereby severally constitute and appoint C. Richard Reese and John F. Kenny, Jr., and each of them acting singly, our true and lawful attorneys to sign for us and in our names in the capacities indicated below any and all amendments or supplements, whether pre-effective or post-effective, to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, granting unto each of said attorneys, acting singly, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures to said amendments to this registration statement signed by our said attorneys and all else that said attorneys may lawfully do and cause to be done by virtue hereof.

Signature	Title	Date

/s/ C. RICHARD REESE C. Richard Reese	Chairman, Chief Executive Officer, President and Director	June 6, 2003
/s/ JOHN F. KENNY, JR. John F. Kenny, Jr.	Executive Vice President, Chief Financial Officer and Director	June 6, 2003
/s/ CLARKE H. BAILEY Clarke H. Bailey	Director	June 6, 2003
Constantin R. Boden	Director
/s/ KENT P. DAUTEN Kent P. Dauten	Director	June 6, 2003
/s/ EUGENE B. DOGGETT Eugene B. Doggett	Director	June 6, 2003
B. Thomas Golisano	Director

Arthur D. Little	Director
/s/ VINCENT J. RYAN Vincent J. Ryan	Director	June 6, 2003
/s/ JEAN A. BUA Jean A. Bua	Vice President and Corporate Controller	June 6, 2003

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CALCULATION OF REGISTRATION FEE
PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
  Item 1. Plan Information; Item 2. Registrant Information and Employee Plan Annual Information.
PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  Item 3. Incorporation of Documents by Reference.
  Item 4. Description of Securities.
  Item 5. Interests of Named Experts and Counsel.
  Item 6. Indemnification of Directors and Officers.
  Item 7. Exemption from Registration Claimed.
  Item 8. Exhibits.
EXHIBIT INDEX
  Item 9. Undertakings.
SIGNATURES